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                                                                       Exhibit 7

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-40745), the Post-Effective Amendment No. 14 to the Registration Statement (Form S-6 No. 33-14692), and the related Statements of Additional Information appearing therein and pertaining to Lincoln National Flexible Premium Variable Life Account F, and to the use therein of our reports dated (a) February 5, 1998, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 20, 1998, with respect to the financial statements of Lincoln National Flexible Premium Variable Life Account F.


                                        /s/ Ernst & Young LLP



Fort Wayne, Indiana
April 27, 1998